FOR IMMEDIATE RELEASE

June 14, 2016

PCSV Strengthens Executive management team

PCSV Announces Director and Management Additions.

Boise, Idaho, June 14th, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced changes to its Executive Management team and the expansion of its Board of Directors.

The Company accepted the resignation of Russelee Horsburgh as Vice President and Treasurer. Russelee will remain an employee focused on financial analysis, reporting, and supporting the new incoming VP and Treasurer.

Michael Bledsoe will join the Company on July 1st as the new Vice President and Treasurer. Mr. Bledsoe has over 27 years of experience in the investment industry including managing institutional equity and fixed income portfolios, conducting asset allocation studies and developing investment policy for pension plan sponsors and foundations. He received a BBA in Quantitative Management, Finance Emphasis, and an MBA from Boise State University. He has been a CFA Charter holder since 1994.

The Company appointed two new Directors to its Board, Michael Bledsoe, and Robert Grover, Executive VP of PCSV and former Director.

Todd Hackett, CEO, said, “I am excited to announce these changes. Russelee Horsbrough has done a tremendous job developing reporting and accounting processes and we are fortunate to have her continued expertise. Mr. Bledsoe has deep experience in financial markets and a passion for STEM education that we feel perfectly complements our Management Team and our Board. Robert Grover continues to support the Company in all initiatives with enthusiasm, dedication, and the experience he has gained in over twenty years of experience in STEM education.”

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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